Exhibit 23(a)






                      Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 1999 relating to the consolidated financial statements and financial statement schedules, which appears in PP&L Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.






PricewaterhouseCoopers LLP
Philadelphia, PA
January 28, 2000